Exhibit 10.02

Name of Grantee: ______________ (“Grantee”)

WEST CORPORATION

Performance-Based Restricted Stock Unit Award Agreement

This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is made as of the Grant Date (as defined below) between Grantee and West Corporation, a Delaware corporation (the “Company”).

The undersigned Grantee acknowledges receipt of an award (the “Award”) of performance-based Restricted Stock Units from the Company under the Company’s Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A. Capitalized terms not defined herein shall have the meanings specified in the Plan. The undersigned Grantee agrees with the Company as follows:

1. Effective Date. This Agreement shall take effect as of September 14, 2015, which is the date of grant of the Award (the “Grant Date”).

2. RSUs Subject to Award. The Award consists of Restricted Stock Units (the “RSUs”), representing the right to acquire shares of Common Stock, par value $0.001 per share, of the Company (“Share”), with a target opportunity equal to [            ] Shares (the “Target Award”). Depending on the Company’s TSR (as defined below) performance for the three-year period beginning September 1, 2015 (“Commencement Date”) and ending August 31, 2018 (or such shorter period as is specified in Sections 5 or 6 of this Agreement) (the “Performance Period”), Grantee may earn 0% to 175% of the Target Award, in accordance with Section 5 hereof. The Grantee’s rights to the RSUs and the Shares issuable in respect of the RSUs are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Grantee accepts this Agreement by executing it in the space provided below and returns such original execution copy to the Company.

4. Forfeiture Risk. Except as provided in Section 5 or Section 6, if the Grantee’s Employment (as defined below) with the Company and its Subsidiaries ceases for any reason prior to the expiration of the Performance Period, then (subject to any contrary provision of this Agreement or any other written agreement between the Company and the Grantee with respect to vesting and termination of RSUs granted under the Plan) any and all outstanding unvested RSUs hereunder shall be automatically and immediately forfeited. For the avoidance of doubt, termination of Employment for any reason following the final day of the Performance Period but prior to the Committee’s certification pursuant to Section 5.C or the issuance of Shares pursuant to Section 7 shall not result in a forfeiture of the RSUs or Shares hereunder.

5. Performance-Based Vesting Conditions.

A. General. Subject to (i) the Grantee’s continuous Employment through the end of the Performance Period, and (ii) the certification by the Committee, or a subcommittee thereof, of the Company’s performance, and except as otherwise provided in Section 5 or Section 6, the Grantee shall become vested in the RSUs and entitled to receive in respect thereof Shares equal to the percentage of the Target Award determined in accordance with the schedule set forth below, based on the Company’s TSR performance as compared to the TSR performance of the Russell 2000 Comparator Group (as defined below) over the Performance Period, as follows:

Performance Level (1)	Company TSR Percentile Rank vs. Russell 2000 Comparator Group (1)	Vesting as a Percentage of Target Award (1) (2)

Below Threshold	Below the 30th percentile	0%

Threshold	At the 30th percentile	50%

Target	At the 55th percentile	100%

Maximum	At or above the 80th percentile	175%

(1)	Between performance levels, the vesting percentage shall be determined using straight-line interpolation, and Shares issuable in connection with such vesting will be rounded down to the nearest whole Share.

(2)	If the Company’s TSR for the Performance Period is negative but exceeds the 55th percentile of the Russell 2000 Comparator Group, then the vesting as a percentage of Target Award will be capped at 100%.

B. Effect of a Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the end of the Performance Period, the vesting percentage will be equal to the Prorated CIC Percentage (as defined below) and the RSUs shall vest and the Shares associated with the RSUs shall become issuable on the earlier to occur of (i) a Qualifying CIC Termination (as defined below) of Grantee’s Employment and (ii) the final date of the Performance Period, provided, in the case of (i) above, Grantee’s Employment remains continuous until immediately prior to the Qualifying CIC Termination and, in the case of (ii) above, that Grantee’s Employment remains continuous through the final day of the Performance Period.

C. Committee Certification. Promptly following the end of the Performance Period (and promptly following such other dates a determination is provided for pursuant to this Agreement), the Committee shall determine the vesting percentage in accordance with the terms of this Agreement.

6. Termination of Employment.

A. Termination by Reason of Death or Disability. Subject to the remainder of this Agreement (unless the context otherwise requires), if the Grantee’s Employment ceases by reason of death or Disability (as defined below) prior to the final day of the Performance Period, then the RSUs shall vest on the termination date and Grantee (or Grantee’s beneficiaries) shall be entitled to receive in respect thereof Shares equal to the Prorated Percentage (as defined below) of the Target Award.

B. Termination for any other Reason. If the Grantee’s Employment ceases for any reason other than the reasons specified in Section 6.A, then (subject to any contrary provision of this Agreement (including, without limitation, Section 5.B) or any other written agreement between the Company and the Grantee with respect to vesting and termination of awards granted under the Plan) any and all outstanding unvested RSUs acquired by the Grantee hereunder shall be automatically and immediately forfeited.

7. Delivery of Shares Upon Vesting of RSUs. Subject to Sections 15 and 25 hereof and any deferral election made pursuant to the terms of the West Corporation Stock Deferral Plan, payout of vested RSUs will be effected in the form of the issuance of Shares to the Grantee as soon as administratively feasible following the vesting dates specified above, but in any event no later than forty five (45) days after each such vesting date, provided that, in the event of a vesting following a Change in Control, the payout of the vested RSUs will be effected in the form of the Consideration (as defined in Section 16).

8. Restrictive Covenants. In consideration of the granting of RSUs pursuant to this Agreement and the Plan, the Grantee hereby agrees to the following terms and conditions:

A. In order to better protect the goodwill of the Company and to prevent the disclosure of the Company’s trade secrets and confidential information and thereby help ensure the long-term success of the business, the Grantee, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of one (1) year following the date of the Grantee’s termination of Employment with the Company, in connection with the development, advertising, promotion, or sale of any service which is the same as or similar to or competitive with any services of the Company (including both existing services as well as services known to the Grantee, as a consequence of the Grantee’s Employment with the Company, to be in development):

i.	with respect to which the Grantee’s work has been directly concerned at any time during the one (1) year preceding termination of Employment with the Company; or

ii.	with respect to which during that period of time the Grantee, as a consequence of the Grantee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company.

For purposes of this Section 8, it shall be conclusively presumed that Grantee has knowledge of information that Grantee was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

B. The provisions of this Section 8 are not in lieu of, but are in addition to the continuing obligation of the Grantee (which Grantee hereby acknowledges) to not use or disclose the Company’s trade secrets and confidential information known to the Grantee until any particular trade secret or confidential information becomes generally known (through no fault of the Grantee), whereupon the restriction on use and disclosure shall cease as of that time. Information regarding services in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.

C. By acceptance of any RSUs granted under this Agreement and the terms of the Plan, the Grantee acknowledges that if Grantee does not comply with Section 8.A or 8.B, the Company will be entitled to injunctive relief to compel such compliance. The Grantee acknowledges that the harm caused to the Company by Grantee’s breach or anticipated breach of Section 8.A or 8.B is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Grantee consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of the Company, be entered on consent and enforced by any court having jurisdiction over the Grantee, without prejudice, to any right either party may have to appeal from the proceedings which resulted in any grant of such relief.

D. If any of the provisions contained in this Section 8 shall for any reason, whether by application of existing law or law which may develop after the Grantee’s acceptance of an offer of the granting of RSUs, be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, the Grantee agrees to join the Company in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the maximum extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Section 8 shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Section 8 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Representations and Warranties of the Grantee. The Grantee represents and warrants that:

A. Authorization. The Grantee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Grantee’s obligations hereunder. This Agreement has been duly executed and delivered by Grantee and is the legal, valid, and binding obligation of Grantee enforceable against Grantee in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Grantee of this Agreement and the consummation by the Grantee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Grantee is subject, (ii) violate any order, judgment or decree applicable to the Grantee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Grantee is a party or by which the Grantee is bound.

C. Review, etc. The Grantee has thoroughly reviewed this Agreement in its entirety. The Grantee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

D. Investment Representation. The Grantee hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Grantee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the delivery to the Grantee of any Shares subject to the Award, the Grantee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Company’s Board of Directors shall in its sole discretion deem necessary or advisable.

10. Company Representations.

A. Authorization. The Company has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Company is a party or by which the Company is bound.

11. Nontransferability of Award. The RSUs subject to the Award may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Grantee or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or to a trust or entity for the benefit of Grantee and Grantee’s immediate family for estate planning purposes as approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such RSUs shall be null and void.

12. Legend. The Grantee understands and agrees that the Company shall cause any legends that may be required by the Company or by state or federal securities laws to be placed upon any certificate(s) evidencing ownership of the Shares issued as a result of vesting of RSUs.

13. Dividends; Voting etc. The Grantee shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to the terms of this Agreement and the Grantee becomes a stockholder of record with respect to such Shares. Notwithstanding the foregoing, the Grantee shall be entitled to dividend equivalents equal to any and all dividends or other distributions that would have been paid with respect to the Shares (for the number of Shares ultimately determined to be issuable pursuant to this Agreement) in respect of an unvested RSU (“Unvested RSU”) if such Shares were issued and outstanding on the applicable record date for the applicable dividend or other distribution on or after the Grant Date, provided that such dividend equivalents, including without limitation, regular or extraordinary cash dividends, any distribution of Shares by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Unvested RSU, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Unvested RSU remains subject to such restrictions, and shall be promptly forfeited if and when the Unvested RSU is so forfeited. Any dividend equivalents with respect to Unvested RSUs shall be paid to the Grantee promptly, without interest, upon the later of (i) the payment date for the applicable dividend or distribution and (ii) the issuance of Shares in connection with the vesting of the Unvested RSUs, subject, in each case, to applicable tax withholding and any deferral election made pursuant to the terms of the West Corporation Stock Deferral Plan. References in this Agreement to Unvested RSUs shall refer, mutatis mutandis, to any such dividend equivalents. Until such time as an RSU is paid out in the form of Shares, the Grantee will not have any voting rights with respect to such Shares.

14. Sale of Shares from Vested RSUs. The Grantee understands that the sale of any Share issued in payout of an RSU will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the vesting of the associated RSU or transfer of such Share, (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose, and (iii) applicable requirements of federal and state securities laws.

15. Certain Tax Matters. The Grantee expressly acknowledges the following:

A. The Grantee understands that the Grantee is solely responsible for all tax consequences to the Grantee in connection with this Award. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the Award and that the Grantee is not relying on the Company for any tax advice.

B. The award or vesting of the RSUs acquired hereunder, and the payment of dividends with respect to such RSUs, may give rise to “wages” subject to withholding.

C. As a condition precedent to the delivery of Shares upon the vesting of the Award, the Grantee shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Grantee shall fail to advance the Required Tax Payments after request by the Company, (i) the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Grantee and/or (ii) the Committee may authorize the withholding of whole Shares relating to vested RSUs which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date (as defined below), equal to the Required Tax Payments.

D. The Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole Shares relating to vested RSUs which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) any combination of (1), (2) and (3), or (5) any other method authorized by the Committee in its sole discretion and permitted by the Plan and applicable law. Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Grantee. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.

16. Adjustments.

A. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the Award shall be equitably adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Grantee in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value of such security on the vesting date as determined by the Committee. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

B. In the event of a Change in Control pursuant to which the consideration paid in respect of the outstanding Shares not subject to vesting is solely or partially in the form of cash, then with respect to any RSUs which are unvested immediately following the Change in Control (“Unvested CIC RSUs”), the Company shall be obligated to deposit with a federally chartered financial institution as escrow agent (the “Escrow Agent”), to be held subject to the provisions of the Agreement for the benefit of Grantee an amount of cash that would have been payable in respect of the Shares issuable on account of the Unvested CIC RSUs had they been vested immediately prior to the Change in Control (“Cash Consideration”).

C. In the event of a Change in Control pursuant to which the consideration paid in respect of the outstanding Shares not subject to vesting is solely or partially in the form of non-cash consideration, then, prior to the Change in Control and in accordance with applicable law, the Committee shall establish procedures to afford Grantee a reasonable opportunity to elect to convert all or a portion of the non-cash consideration that would have been payable in respect of any Unvested CIC RSUs had they been vested immediately prior to the Change in Control (the “Non-Cash Consideration”) into cash based on the fair market value of the Non-Cash Consideration as of the closing date for the Change in Control (“Converted Cash Consideration”). The Company shall be obligated to deposit with the Escrow Agent, to be held subject to the provisions of the Agreement for the benefit of Grantee, any Converted Cash Consideration and any Non-Cash Consideration.

D. Any Cash Consideration, Converted Cash Consideration or Non-Cash Consideration (collectively, “Consideration”) placed in escrow pursuant to Section 15 shall be paid to the Grantee promptly upon the vesting, if any, of the Unvested CIC RSUs associated with such Consideration.

E. References in this Agreement to the RSUs or Shares shall refer, mutatis mutandis, to any such Consideration.

17. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of RSUs or delivery of Shares hereunder, the RSUs subject to the Award shall not vest nor Shares be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

18. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Grantee, or any provision of the Agreement or the Plan, give or be deemed to give the Grantee any right to continued Employment by the Company, or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the Employment of any person at any time.

19. Award Subject to Clawback. The Award and any Shares acquired pursuant to this Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

20. Certain Terminations Prior to a Change in Control. If the Grantee’s Employment is terminated by the Company or its Affiliate without Cause prior to a Change in Control at the direction or request of any person or group contemplating a Change in Control, and a Change in Control involving such person or group is thereafter consummated within 12 months following such direction or request, then the Grantee shall be entitled to receive the consideration Grantee would have received in connection with the Change in Control had the termination occurred immediately following the Change in Control.

21. General.

A. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention: General Counsel

and if to the Grantee, to the last known mailing address of the Grantee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

B. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

C. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

D. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Grantee hereby acknowledges receipt of a copy of the Plan.

E. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.

F. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

G. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Grantee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

23. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Agreement. Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, each of the following terms shall have the applicable meaning set forth below:

“Beginning Stock Value” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 20 trading day period immediately preceding the Commencement Date.

“Cause” shall have the meaning set forth in the Employment Agreement; provided that if the Grantee has no employment agreement with such definition, then “Cause” shall mean the occurrence of any of the following: (i) the Committee, in good faith, determines that the Grantee has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company or (ii) a plea of guilty or nolo contendere by the Grantee, or conviction of the Grantee, for a felony.

“Disability” shall mean the inability of Grantee to perform substantially Grantee’s duties and responsibilities due to a physical or mental condition (i) that would entitle such holder to benefits under the Company’s long-term disability plan (or similar disability plan of the Company or a Subsidiary in which Grantee is a participant) or if the Committee deems it relevant, any disability rights provided as a matter of local law or (ii) if such holder is not eligible for long-term disability benefits under any plan sponsored by the Company or a Subsidiary, that would, as determined by the Committee, entitle such holder to benefits under the Company’s long-term disability plan if such holder were eligible therefor. In the event of a dispute, the determination of whether Grantee has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

“Employment” shall mean the Grantee’s employment with the Company or one of its Subsidiaries. Unless the Committee provides otherwise, a change in the capacity in which the Grantee is employed by the Company and/or its Subsidiaries or a change in the entity by which the Grantee is employed will not be deemed a termination of Employment so long as the Grantee continues as an employee of the Company and/or one of its Subsidiaries. If the Grantee’s relationship is with a Subsidiary and that entity ceases to be a Subsidiary, the Grantee will be deemed to cease Employment when the entity ceases to be a Subsidiary unless the Grantee transfers Employment to the Company or its remaining Subsidiaries. For purposes of this Agreement, “employment” shall not include any consulting services rendered by the Grantee under the terms of Grantee’s Employment Agreement.

“Employment Agreement” means the employment agreement, if any, between the Grantee and the Company or any of its Subsidiaries.

“Ending Stock Value” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 20 trading day period ending on the last day of the Performance Period.

“Good Reason” means, without the Grantee’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)	either (A) a reduction in any material respect in the Grantee’s position(s), duties or responsibilities with the Company, as in effect during the 90-day period immediately prior to such Change in Control, or (B) an adverse material change in the Grantee’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

(ii)	a reduction of 20 percent (20%) or more in the Grantee’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii)	any requirement of the Company that the Grantee be based more than 50 miles from the facility where the Grantee is based immediately prior to such Change in Control;

(iv)	the failure of the Company to provide the Grantee with target bonus opportunities (excluding equity-based compensation or equity-based benefits) that are substantially comparable in the aggregate to the target bonus opportunities provided to the Grantee by the Company and its Affiliates immediately prior to such Change in Control; or

(v)	any material breach of Grantee’s change in control severance agreement or Employment Agreement, if any;

provided, however, that (x) the Grantee provides written notice to the Company of the occurrence of any of the events set forth in clauses (i) – (v) of this definition within 90 days after the Grantee has knowledge of the circumstances constituting such event; (y) the Company fails to correct the circumstances resulting in any of the events set forth in clauses (i) – (v) within 30 days after such notice; and (z) the Grantee resigns within six months after the initial existence of such circumstances. For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company or any of its Affiliates promptly after receipt of notice thereof given by the Grantee shall not constitute Good Reason.

“Post-CIC Proration Factor” means a fraction, the numerator of which is the number of calendar days in the Performance Period beginning on the date following the Change in Control and ending on the final date of the Performance Period and the denominator of which is the number of calendar days in the Performance Period.

“Post-Termination Proration Factor” means a fraction, the numerator of which is the number of calendar days in the Performance Period beginning on the date following the termination date and ending on the final date of the Performance Period and the denominator of which is the number of calendar days in the Performance Period.

“Pre-CIC Performance Percentage” means the percentage calculated pursuant to Section 5.A, provided that the Performance Period, solely for purposes of such calculation, is defined as the period beginning on the Commencement Date and ending on the date of the Change in Control.

“Pre-CIC Proration Factor” means a fraction, the numerator of which is the number of calendar days that have elapsed during the Performance Period through and including the date of the Change in Control and the denominator of which is the number of calendar days in the Performance Period.

“Pre-Termination Performance Percentage” means the percentage calculated pursuant to Section 5.A, provided that the Performance Period, solely for purposes of such calculation, is defined as the period beginning on the Commencement Date and ending on the termination date.

“Pre-Termination Proration Factor” means a fraction, the numerator of which is the number of calendar days that have elapsed during the Performance Period through and including the date of termination and the denominator of which is the number of calendar days in the Performance Period.

“Prorated CIC Percentage” means the sum of (i) (A) the Pre-CIC Performance Percentage multiplied by (B) the Pre-CIC Proration Factor, plus (ii)(A) 100% multiplied by (B) the Post-CIC Proration Factor.

“Prorated Percentage” means the sum of (i) (A) the Pre-Termination Performance Percentage multiplied by (B) the Pre-Termination Proration Factor, plus (ii)(A) 100% multiplied by (B) the Post-Termination Proration Factor.

“Qualifying CIC Termination” means termination of Grantee’s Employment during the period beginning on the Change in Control and ending on the two year anniversary of the Change in Control for any reason other than:

(i)	by the Company or any of its Affiliates for Cause; or

(ii)	by the Grantee for any reason other than a Good Reason.

“Russell 2000 Comparator Group” means the companies that are included in the Russell 2000 Index (including the Company) on both the first day and the last day of the applicable Performance Period.

“TSR” means a company’s cumulative total shareholder return as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the applicable Performance Period, assuming dividend reinvestment, plus (B) the difference equal to the Ending Stock Value for the applicable Performance Period minus the Beginning Stock Value, by (ii) the Beginning Stock Value.

24. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

25. Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Grantee’s termination of employment, the applicable Shares shall be transferred to the Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Grantee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Grantee’s death.

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IN WITNESS WHEREOF, each of the Company and the Grantee has executed this Agreement as of the Grant Date.

GRANTEE

[Grantee Name]

WEST CORPORATION

By:
Name:	Thomas B. Barker
Title:	Chief Executive Officer

EXHIBIT A

WEST CORPORATION

AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN